UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2022

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	000-51734	35-1811116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2780 Waterfront Pkwy E. Drive

Suite 200

Indianapolis, Indiana 46214

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 328-5660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common units representing limited partner interests	CLMT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 12, 2022, Calumet Specialty Products Partners, L.P. (the “Partnership”), Calumet Finance Corp. (“Finance Corp.” and, together with the Partnership, the “Issuers”), Calumet GP, LLC (the “General Partner”) and certain subsidiary guarantors named therein (the “Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) with BofA Securities, Inc., as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), under which they agreed to sell $325 million aggregate principal amount of a new series of the Issuers’ 8.125% Senior Notes due 2027 (the “Notes”) in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The Notes will mature on January 15, 2027 and will be issued at par for net proceeds of approximately $319.1 million, after deducting the Initial Purchasers’ discount and estimated offering expenses. The closing of the issuance of the Notes is expected to occur on January 20, 2022, subject to customary closing conditions. The Partnership intends to use the net proceeds from the offering of the Notes, together with cash on hand, to redeem all of its outstanding 7.75% Senior Notes due 2023 (the “2023 Notes”) and pay related expenses.

Certain of the Initial Purchasers and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Partnership or its affiliates. Certain of the Initial Purchasers have received, or may in the future receive, customary fees and commissions for these transactions, including fees related to the amendment of the Partnership’s revolving credit facility. Certain of the Initial Purchasers or their affiliates are agents and/or lenders under the Partnership’s revolving credit facility.

The Purchase Agreement contains customary representations, warranties and agreements of the Issuers, the General Partner and the Guarantors and customary conditions to closing, indemnification rights, obligations of the parties and termination provisions.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 1.1 to this report and is incorporated herein by reference.

Item 8.01	Other Events.

On January 12, 2022, the Partnership issued a press release announcing the pricing of the Notes described in Item 1.01 of this report, a copy of which is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Title or Description

1.1	Purchase Agreement, dated January 12, 2022, by and among the Partnership, Finance Corp., the General Partner, the Guarantors and the initial purchasers named therein, relating to the offering of the Notes.

99.1	Press Release, dated January 12, 2022 announcing the pricing of the Notes.

104	Cover Page Interactive Data File- the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

	By:	CALUMET GP, LLC, its General Partner

January 18, 2022	By:	/s/ L. Todd Borgmann
	Name:	L. Todd Borgmann
	Title:	Executive Vice President and Chief Financial Officer